Exhibit 99.1

For Immediate Release

Triangle Petroleum Announces Second Quarter
Financial Results and Operations Update

Calgary, Alberta – September 2, 2009 – Triangle Petroleum Corporation (the “Company” or “Triangle”) (TSXV: TPE; OTCBB: TPLM) today reported financial results for its second quarter of the fiscal year ending January 31, 2010 and an operations update.  Unless otherwise noted, all references to “$” are to U.S. dollars.

Financial Summary

At July 31, 2009, the Company had cash and cash equivalents of $5.5 million, working capital of $5.9 million and no debt outstanding.

Shaun Toker, Triangle’s Chief Financial Officer, commented, “Given these tough economic times, we are pleased to have a clean balance sheet and we are actively managing our cash reserves. We continue to see a significant decline in our overhead costs due to the implementation of additional cost reduction measures by our management team.”

In the second quarter of fiscal 2010, the Company’s cash position was reduced by $0.6 million. The Company used $0.7 million for cash General and Administrative (“G&A”) expenses, which was down $0.2 million from the prior year second quarter expenses of $0.9 million primarily due to management implementing cost reductions.  Also during the second quarter of fiscal 2010, the Company used $0.6 million cash for oil and gas expenditures mainly related to completion operations on the E-38-A well and retesting the Kennetcook #1 and #2 wells. These expenditures were offset by proceeds received from the disposition of U.S. non-core assets of $0.1 million and a cash foreign exchange gain of $0.6 million.

In the first six months of fiscal 2010, the Company’s cash position was reduced by $2.9 million. The Company used $1.4 million for cash G&A expenses, which was down $0.6 million from the prior year’s first six month expenses of $2.0 million primarily due to management implementing cost reductions in salaries, consulting fees, office costs and public company costs. Offsetting the cash G&A expenses was the collection of $0.6 million in receivables and a $0.7 million cash foreign exchange gain.

In the first six months of fiscal 2010, the Company invested $2.1 million cash in oil and gas properties whereby $1.0 million was used for the shale gas exploration program in the Windsor Block of Eastern Canada, of which $0.2 million was used for testing of the N-14-A well, $0.2 million was used for completion operations on the O-61-C well, $0.1 million was used for completion operations on the E-38-A well, $0.2 million was used for retesting the Kennetcook #1 and # 2 wells and $0.2 million was used to acquire an additional 30% working interest in the Windsor Block, and $1.1 million was used to pay for work completed in the prior fiscal year.  Also during the six month period, the Company used $0.7 million of its partner cash advances related to the Windsor Block exploration program. The Company has invested a total of $17.9 million net in the Windsor Block exploration program since May 2007.

The Company incurred a net loss of $0.2 million ($0.003 net loss per diluted share) for the second quarter of fiscal 2010 compared to a net loss of $2.4 million ($0.039 net loss per diluted share) for the second quarter of fiscal 2009. For the first six months of fiscal 2010, a net loss of $0.9 million ($0.013 net loss per diluted share) was incurred compared to a net loss of $4.2 million ($0.078 net loss per diluted share) for the same period of fiscal 2009. The decrease in the net losses was due primarily to the positive effects of the elimination of all debt in December 2008, lower G&A costs and a foreign exchange gain due to the weakening of the U.S. dollar.

Operations Update

Windsor Block:

Last quarter, Triangle reported that the N-14-A and O-61-C wells had been completed.  Although no hydrocarbons flowed from these wells, useful geologic information was obtained, which will help guide future exploration efforts. Also in the first quarter, Triangle reported that the exploration agreement on the Windsor Block was superseded by a 10-year production lease. To maintain the lease in good standing in the first year, the lease requires the Company to complete the three wells drilled last year and acquire new seismic, at a total gross estimated cost of Cdn$2.0 million.  Two of these wells are fully completed, the third is substantially completed, and a seismic program is in the process of being permitted. The Company believes this activity will satisfy the requirements of the first year of the lease.

In the second quarter, operations on the E-38-A well moved forward with three zones having been perforated and treated with diagnostic “micro-fracs.”  Engineering data from these tests are currently being evaluated. E-38-A evaluates an area of the Windsor Block which is structurally and geologically distinct from previous wells drilled in the field. Also in the second quarter, the two wells drilled in 2007, Kennetcook #1 and #2, were re-entered to isolate and test individual zones to identify the “gassiest” intervals in each well.  From these tests, it appears the fracture treatments undertaken previously have commingled multiple zones together, making it difficult to separate gas from water in the subsurface.  This information will guide the completion design of future wells so as to avoid any potentially water-bearing zones.

In June 2009, the Company acquired an additional 30% working interest in the Windsor Block from Contact Exploration Inc. (“Contact”) in exchange for agreeing to provide Contact a 5.75% non-convertible gross overriding royalty interest in the Windsor Block. Contact also received a cash payment of Cdn$270,000 ($245,000) and Triangle assumed the liabilities related to Contact's former working interest.

For the balance of fiscal 2010, the Company plans to continue the technical evaluation of the five wells drilled to date, acquire additional seismic, and continue the search for one or more new joint venture partners to join in the next phase of exploration on the Windsor Block.

Howard Anderson, President of Triangle commented, “There is no question that these are challenging times for any gas-related projects, however we continue to be optimistic about the hydrocarbon potential in the Windsor Block and are actively seeking joint venture partners to  help us identify and develop the most economically viable areas within the Windsor Block.”

About Triangle Petroleum Corporation

Triangle is an exploration company focused on an emerging Canadian shale gas project covering 475,000 gross acres (413,000 net acres) in the Maritimes Basin in Nova Scotia through Elmworth Energy Corporation, its Calgary-based operating subsidiary. Triangle’s common shares trade on the TSX Venture Exchange under the symbol TPE and on the OTC Bulletin Board under the symbol TPLM.

For more information please visit www.trianglepetroleum.com.

For more information contact:
Jason Krueger, CFA, Corporate Communications
E-mail: info@trianglepetroleum.com
Telephone: (403) 374-1234

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

The financial statements referred to in this press release have been prepared in accordance with U.S. generally accepted accounting principles, which differ in certain material respects from Canadian generally accepted accounting principles. The Company has not prepared, nor is it required to prepare, a reconciliation of its financial statements to Canadian generally accepted accounting principles.

Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to the Company’s planned drilling and evaluation program, operating costs and expectations of undiscovered resources. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed.  For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the Securities and Exchange Commission and on SEDAR.

Triangle Petroleum Corporation
Consolidated Statements of Operations
(Expressed in U.S. dollars)
(Unaudited)

	Three Months Ended July 31,	Three Months Ended July 31,	Six Months Ended July 31,	Six Months Ended July 31,
	2009	2008	2009	2008
	$	$	$	$

Revenue, net of royalties	29,183	107,831	63,087	259,950

Operating Expenses

Oil and gas production	31,875	4,154	52,576	63,381
Depletion and accretion	50,262	23,268	91,477	93,567
Depreciation – property and equipment	7,335	9,988	11,674	19,747
General and administrative	855,300	1,142,684	1,675,148	2,343,402
Gain on sale of assets	(124,621)	(10,705)	(124,621)	(10,705)
Foreign exchange loss (gain)	(558,575)	28,595	(707,654)	24,589

	261,576	1,197,984	998,600	2,533,981

Loss from Operations	(232,393)	(1,090,153)	(935,513)	(2,274,031)

Other Income (Expense)

Accretion of discounts on convertible debentures	-	(791,042)	-	(2,006,400)
Amortization of debt issue costs	-	(73,056)	-	(182,640)
Loss on debt extinguishment		(160,662)	-	(160,662)
Interest expense	-	(211,353)	-	(465,333)
Interest and royalty income	41	65,014	6,213	82,229
Unrealized gain on fair value of derivatives	-	(125,741)	-	793,589

Total Other Income (Expense)	41	(1,296,840)	6,213	(1,939,217)

Loss for the Period	(232,352)	(2,386,993)	(929,300)	(4,213,248)

Loss Per Share – Basic and Diluted	(0.003)	(0.039)	(0.013)	(0.078)

Weighted Average Number of Shares Outstanding – Basic and Diluted	69,926,000	60,673,000	69,926,000	54,126,000

Triangle Petroleum Corporation
Consolidated Balance Sheets
(Expressed in U.S. dollars)
(Unaudited)

	July 31, 2009 $	January 31, 2009 $

ASSETS

Current Assets

Cash and cash equivalents	5,520,030	8,449,471
Prepaid expenses	340,945	339,839
Other receivables	301,432	998,511

Total Current Assets	6,162,407	9,787,821

Property and Equipment	51,598	39,765

Oil and Gas Properties	18,135,879	16,942,864

Total Assets	24,349,884	26,770,450

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts payable	218,819	2,123,079
Accrued liabilities	33,697	90,539

Total Current Liabilities	252,516	2,213,618

Asset Retirement Obligations	927,235	727,862

Total Liabilities	1,179,751	2,941,480

Stockholders’ Equity

Common Stock
Authorized: 100,000,000 shares, par value 0.00001 Issued: 69,926,043 shares (January 31, 2009 – 69,926,043 shares)	699	699

Additional Paid-In Capital	81,426,178	81,155,715

Warrants	4,237,100	4,237,100

Deficit	(62,493,844)	(61,564,544)

Total Stockholders’ Equity	23,170,133	23,828,970

Total Liabilities and Stockholders’ Equity	24,349,884	26,770,450